GE INVESTMENTS FUNDS, INC.

DISTRIBUTION AND SERVICE PLAN

FOR CLASS 4 SHARES

December 9, 2011

This Distribution and Service Plan (“Plan”) is adopted by GE Investments Funds, Inc. (the “Company”), a corporation organized under the laws of the Commonwealth of Virginia, with respect to shares designated as Class 4 shares (the “Class 4 Shares”) of each of its series listed on Schedule A attached hereto (each, a “Fund” and collectively, the “Funds”). This Plan describes the distribution and investor services provided by GE Investment Distributors, Inc. (“GEID”) in connection with the Class 4 Shares of the Funds.

RECITALS AND DEFINITIONS

(A) GE Asset Management Incorporated (“GEAM”) is the investment adviser to the Company and is responsible for managing the assets of the Funds. GEID is the principal underwriter of the Company’s shares.

(B) Class 4 Shares of the Funds are offered by the Funds to separate accounts of life insurance companies (“Insurance Companies”) as investment options underlying variable annuity contracts (the “Contracts”) or variable life insurance policies (the “Policies”) that are issued by the Insurance Companies.

(C) As used herein, references to owners of Contracts and Policies include participants under group Contracts and Policies if such participants have discretion to allocate purchase payments and transfer Contract or Policy value attributable to them between and among investment options available under the Contracts or Policies.

(D) Each Insurance Company has entered into a participation agreement with the Company and GEID pursuant to which the Insurance Company purchases shares of the Funds for its separate accounts.

(E) This Plan is adopted by the Company pursuant to Rule 12b-1 (“Rule 12b-1”) under the Investment Company Act of 1940, as amended (the “1940 Act”).

(F) “Personal Services” refers to the phrase “personal service and/or the maintenance of shareholder accounts” as referenced in NASD Conduct Rule 2830(b)(9) and having the meaning given to it in NASD Notices to Members 90-56 and 92-41.

(G) “Sales Services” shall mean services provided by: (1) GEID related to activities primarily intended to result in the selection by an Insurance Company of Class 4 Shares of a Fund as an investment option in its Contracts or Policies, or (2) GEID or another broker-dealer related to activities primarily intended to result in investment in

Class 4 Shares of a Fund by owners of Contracts or Policies. Sales Services does not include Personal Services provided by a broker-dealer to owners of Contracts or Policies who are its customers.

(H) “Investor Services” shall mean: (1) record keeping and other administrative services provided by GEID, another broker-dealer, a retirement plan record keeper or administrator, transfer agent, Insurance Company, or third-party administrator for an Insurance Company; and (2) Personal Services provided by GEID or another broker-dealer to owners of Contracts or Policies indirectly invested in Class 4 Shares of a Fund who are its customers.

Section 1.	Compensation

(a) The Company, on behalf of each Fund, may compensate GEID for the services provided by it or other providers of the services specified in Section 2 below. The amount of compensation paid during any fiscal year for Sales Services and Investor Services shall not exceed 0.45% of the average daily net assets of a Fund attributable to Class 4 Shares (the “Plan Fee”). The Plan Fee is calculated and accrued daily and paid monthly (or at such other interval as the Board of Directors may determine) by the Company at the annual rate determined by the Board of Directors from time to time.

(b) Payments under this Plan are not tied exclusively to the expenses for distribution and investor services actually incurred by GEID, and the payments may exceed expenses actually incurred by GEID. This Plan does not require GEID to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Class 4 Shares.

(c) The Company authorizes GEID, if GEID so elects, to assign to a third party any payments that GEID is entitled to receive for GEID’s services hereunder free and clear of any offset, defense or counterclaim the Company may have against GEID (it being understood that the foregoing does not constitute a waiver of any claim the Company or a Fund may have against GEID); provided, however, that changes or modifications after the date of this Plan to the provisions (or any interpretation thereof) of the 1940 Act, the rules and regulations thereunder or other applicable law may restrict GEID’s right to make such transfer free and clear of any offset, defense or counterclaim.

Section 2.	Services Provided Under the Plan

(a) The Plan Fee payable with respect to the Class 4 Shares of a Fund is intended to compensate GEID, or enable GEID to compensate other parties, for providing Sales Services as provided in paragraph (b) below, and/or Investor Services as provided in paragraphs (c) and (d) below. Appropriate adjustments to compensation for Sales Services shall be made wherever necessary to ensure that no payment is made by the Company on behalf of Class 4 Shares of a Fund in excess of the applicable limits on sales charges under NASD Conduct Rule 2830(d)(3). Likewise, appropriate adjustments to compensation for the Personal Service component of Investor Services shall be made wherever necessary to ensure that no payment is made by the Company on behalf of Class 4 Shares of a Fund in excess of the applicable limits on service fees under NASD Conduct Rule 2830(d)(5). In this regard, the amount of compensation paid directly or indirectly by GEID to any other broker-dealer for the Personal Service component of Investor Services during any fiscal year shall not exceed 0.25% of the average daily net assets of a Fund for that year attributable to Class 4 Shares supporting Contracts or Policies owned by customers of that broker-dealer.

(b) “Sales Services” and related expenses for which GEID may be compensated pursuant to this Plan include, but are not limited to:

•

compensation (including sales compensation) to and expenses of GEID and any of its officers, sales representatives and employees, including allocable overhead, travel and telephone expenses, who engage in or support promotion of investment in a Fund’s Class 4 Shares;

•	interest expenses and other costs associated with the financing of such compensation and expenses;

•

compensation to GEID, broker-dealers, and other financial intermediaries including, without limitation, the payment of “trail commissions” or other commissions, concessions, or sales compensation, to pay or reimburse them for their services or expenses in connection with promotion of investment in a Fund’s Class 4 Shares;

•	expenses of obtaining information for, and providing explanations to, owners of Contracts and Policies, as well as wholesale and retail distributors of Contracts and Policies regarding a Fund;

•	compensation of sales personnel of broker-dealers or other financial intermediaries in connection with the promotion of investment in a Fund;

•

expenses of printing and mailing of prospectuses, statements of additional information, supplements thereto and shareholder reports for prospective owners of the Contracts and Policies, or current owners who are not currently invested in a Fund’s Class 4 Shares;

•	expenses relating to the development, preparation, printing and mailing of advertisements, sales literature and other promotional materials relating to Class 4 Shares of a Fund;

•	expenses of holding seminars and sales meetings designed to promote investment in a Fund’s Class 4 Shares;

•	expenses of training sales personnel regarding a Fund’s Class 4 Shares or the Contracts and Policies; and

•	financing any other activity that the Board of Directors of the Company determines is primarily intended to result in the promotion of investment in a Fund’s Class 4 Shares.

(c) “Investor Services” and related expenses for which GEID may be compensated pursuant to the Plan include, but are not limited to, record keeping and other administrative services, such as the following:

•	periodic reporting of information to the Company;

•	printing of shareholder communications and distribution of the same to owners of Contracts and Policies indirectly invested in Class 4 Shares of one or more Funds;

•	preparation, printing and distribution of confirmation and quarterly account statements to owners of Contracts and Policies;

•

preparation (including legal fees and other expenses of preparation incurred by a Fund, GEAM or GEID) and printing of proxy statements and other proxy material and distribution of the same to owners of Contracts and Policies indirectly invested in Class 4 Shares of the Funds to which such statements and materials relate;

•	solicitation of Contract owner and Policy owner voting instructions and tabulation of the same;

•	attendance at and participation in meetings of holders of Class 4 Shares of one or more Funds;

•

provision of other administrative support to the Company or Class 4 Shares of the Funds as mutually agreed from time to time between the Company and a service provider as referenced in recital (H) above;

•	maintenance of records of daily transactions in separate account units and computation of the number of Class 4 Shares that must be purchased or redeemed each day to support such transactions;

•	make available to the Company or its agents the records of daily transactions in separate account units;

•	assist the Company in complying with Section 314(b) of the USA Patriot Act;

•	transmission of requests to purchase and redeem Class 4 Shares of the Funds to the Company’s transfer agent or NSCC; and

•	assistance to the Company’s transfer agent in recording the issuance of Class 4 Shares by maintaining a record of daily purchases and redemptions of Class 4 Shares of the Funds.

•	preparation and provision of reports to third-party reporting services.

•	relieve the Company, Class 4 Shares of the Funds, or the Company’s transfer agent of other account maintenance, record keeping, or administrative services generally provided by mutual funds (or their transfer agents) to their shareholders by providing the same to owners of Contracts and Policies.

(d) “Investor Services” and related expenses for which GEID may be compensated pursuant to the Plan also include, but are not limited to, Personal Services provided by it or another broker-dealer to owners of Contracts or Policies indirectly invested in Class 4 Shares of a Fund who are its, or the broker-dealer’s, customers, such as the following:

•	maintaining accounts for and relationships with such owners of Contracts or Policies;

•	providing investor liaison to such owners of Contracts and Policies, such as responding to their inquiries and providing them with information about their investments.

Section 3.	Approval of the Plan and Related Agreements

This Plan will not take effect with respect to the Class 4 Shares of a Fund until the Plan, together with any agreement related to the Plan, has been approved by a majority of the Board of Directors of the Company (the “Board”) as well as a majority vote of those Directors who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to the Plan (the “Independent Directors”), cast in person at a meeting called for the purpose of voting on this Plan and the related agreements.

Section 4.	Continuance of the Plan and Related Agreements

This Plan, and each agreement related to the Plan, will continue in effect with respect to a Fund from year to year so long as such continuance is specifically approved annually by the Board and the Independent Directors in the manner described in Section 3 above. The Board will evaluate the appropriateness of this Plan with respect to the Class 4 Shares of a Fund and its payment terms on a continuing basis and in doing so will consider all relevant factors, including the types and extent of distribution and investor services provided by GEID and/or other providers of Sales Services and/or Investor Services and amounts GEID and/or such other providers receive under this Plan. Minutes describing the factors considered and the basis for the Board’s finding that there is a reasonable likelihood that the Plan will benefit a Fund and investors in its Class 4 Shares must be made and preserved in accordance with Section 9 below.

Section 5.	Termination of Plan

This Plan may be terminated with respect to the Class 4 Shares of a Fund at any time by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding Class 4 Shares of the Fund.

Section 6.	Agreements Related to the Plan

All agreements with any person relating to implementation of this Plan shall be in writing and shall provide that such agreement: (1) may be terminated for a Fund at any time, without the payment of any penalty, by a majority vote of the Independent Directors, or by a vote of a majority of the outstanding Class 4 Shares of the Fund, on not more than 60 days’ written notice to any other party to the agreement, and (2) shall terminate automatically in the event of its assignment.

Section 7.	Amendments

This Plan may not be amended with respect to the Class 4 Shares of a Fund to increase materially the amount of the fees described in Section 1(a) above without the approval of a majority of the outstanding Class 4 Shares of the Fund. In addition, all material amendments to this Plan must be approved by the Board and the Independent Directors in the manner described in Section 3 above.

Section 8.	Written Reports

In each year during which this Plan remains in effect with respect to Class 4 Shares of a Fund, the Company shall require GEID to prepare and furnish to the Board, and the Board will review, at least quarterly, a written report, complying with the requirements of Rule 12b-1, which sets out the amounts expended under this Plan and the purposes for which those expenditures were made.

Section 9.	Preservation of Materials

The Company will preserve copies of this Plan, any agreement relating to this Plan and any report made pursuant to Section 8 above, for a period of not less than six (6) years (the first two (2) years in an easily accessible place) from the date of this Plan, the agreement or the report.

Section 10.	Limitation of Liability

This Plan relates only to the Class 4 Shares of a Fund and the compensation determined in accordance with Section 1 shall be based upon the average daily net assets of the Fund attributable only to Class 4 Shares. No series of the Company’s shares shall be assessed for the liabilities of any other series of the Company.

Section 11.	Compliance With Fund Governance Standards

While this Plan is in effect, the Company and the Board will comply with the governance standards set forth in Rule 0-1(a)(7) under the 1940 Act.

Section 12.	Applicability to Future Funds

If the Company desires to add Class 4 Shares of additional series to the Plan or establish Class 4 Shares of additional series in the future, and this Plan is approved with respect to such Class 4 Shares by vote of the Board and the Independent Directors in the manner described in Section 3 above, as well as by the then-sole shareholder of such Class 4 Shares, this Plan may be amended to provide that such Class 4 Shares will become subject to this Plan and will pay the Plan Fee set forth in Section 1 above. After the adoption of this Plan by the Board with respect to such Class 4 Shares, the term “Funds” under this Plan shall thereafter be deemed to include the Class 4 Shares of those series.

Section 13.	Severability

If any provision of the Plan is held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Section 14.	Meaning of Certain Terms

As used in this Plan, the terms “assignment” and “interested person” shall have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Company under the 1940 Act by the Securities and Exchange Commission. The phrase “majority of the outstanding Class 4 Shares of the Fund” shall have the same meaning as “majority of the outstanding voting securities” has under Section 2(a)(42) of the 1940 Act.

IN WITNESS WHEREOF, the Company, on behalf of each Fund that has designated a class of its shares as Class 4 Shares, has executed this Distribution and Service Plan as of the day and year first above written.

GE INVESTMENTS FUNDS, INC.

By:	/s/ Michael J. Cosgrove
Name:	Michael J. Cosgrove
Title:	Chairman of the Board and President

SCHEDULE A

Core Value Equity Fund

Mid-Cap Equity Fund

Small-Cap Equity Fund

Real Estate Securities Fund

A-1